Exhibit 10.2

Private & Confidential
This Agreement is dated for reference as of November 18, 2020.
To:     Meghan Frank
Re:     Executive Employment Agreement
Dear Meghan,
This Agreement contains the terms and conditions of our continued offer of employment in the position of Chief Financial Officer. This Agreement will take effect as of the Effective Date and will continue until terminated in accordance with its terms.
It is a condition of this offer that you remain eligible to work in Canada for the duration of your employment with the Company.
If you accept employment on the terms and conditions set out below, please execute this Agreement where indicated.
ARTICLE 1 - INTERPRETATION
1.01Definitions
In this Agreement, unless something in the subject matter or context is inconsistent therewith:
“Affiliate” has the meaning attributed to such term in the Canada Business Corporations Act and includes each direct and indirect subsidiary of the Company and any other entities, including joint ventures and franchises, in which the Company has an interest.
“Agreement” means this agreement, including its recitals and schedules, as amended from time to time in accordance with Section 6.04.
“Base Salary” has the meaning attributed to such term in Section 3.01.
“Board” means the board of directors of the Company in office from time to time.
“Bonus Plan” means the Company's Executive Bonus Plan as amended by the Company from year to year.
“Cause” includes, without limitation, the usual meaning of just cause under the common law or the laws of British Columbia.
“Company” means lululemon athletica inc.
“Compensation Committee” means the compensation committee of the Board.
“Confidential Information” means information disclosed to or known by the Executive as a consequence of or through the Executive’s employment with the Company about the Company’s or any of its Affiliates’ products, operations, research, processes or services, including but not limited to all information relating to research, development, inventions, copyrights, patents, industrial designs, licenses, manufacture, production, distribution, purchasing, accounting, financing, engineering, marketing, merchandising, selling, and other technical or business information or trade secrets of the Company or any of its Affiliates, or about any of the Company’s or any of its Affiliates’ customers, suppliers, vendors or business affiliates and also includes any information that the Company has received from others that the Company is obligated to treat as confidential or proprietary, but Confidential Information does not include information which is or becomes generally available to the public through no fault of the Executive or which the Executive can establish, through written records, was in the Executive’s possession prior to its disclosure to the Executive as a result of the Executive’s work for the Company.
“Effective Date” of this Agreement means November 23, 2020
“Executive” means Meghan Frank.
“Plan” means lululemon athletica inc.’s 2014 Equity Incentive Plan, as amended or replaced from time to time.
“Restrictive Covenant Agreement” has the meaning attributed to such term in Section 4.06.
“Termination Date” has the meaning attributed to such term in Section 5.01.
ARTICLE 2 - EMPLOYMENT
2.01Employment
(1)Subject to the terms and conditions of this Agreement, the Company will, commencing on the Effective Date, employ the Executive in the position of Chief Financial Officer on the terms and conditions set out herein.
(2)The Executive will report to Chief Executive Officer.
(3)The Executive shall perform duties and responsibilities as are normally provided by a Chief Financial Officer of a corporation in a business and of a size similar to the Company and such other duties and responsibilities as may reasonably be assigned from time to time by Chief Executive Officer, subject always to the control and direction of the Chief Executive Officer.
2.02         Term
The term of this Agreement and the Executive’s employment under this Agreement will commence on the Effective Date and will continue for an indefinite period, subject to termination in accordance with the terms of this Agreement.

2.03         Place of Employment
(1)The Executive will perform the Executive’s duties and responsibilities for the Company at the principal executive offices of the Company and the Executive will reside within a reasonable daily commuting distance of such offices.
(2)The Executive acknowledges that the performance of the Executive’s duties and responsibilities will necessitate frequent travel to other places.
ARTICLE 3 - REMUNERATION AND BENEFITS
3.01         Base Salary
The Company will pay the Executive a base salary (the “Base Salary”) in the amount of USD $550,000 per annum, payable in accordance with the Company’s usual payroll practices and dates, in arrears by direct deposit, and subject to deductions required by law or authorized by the Executive.
3.02         Bonus
The Executive will be eligible to receive an annual bonus pursuant to the terms and conditions of the Bonus Plan. The Executive’s bonus target under the Bonus Plan shall be seventy five (75%) percent of Base Salary. The seventy five (75%) bonus target will apply to the full fiscal 2020 year.

3.03         Incentives
(1)As an employee of the Company, you will be eligible for annual equity awards as determined by the Compensation Committee of the Board of Directors of lululemon athletica inc., in its sole discretion. These potential equity awards currently consist of stock options, restricted share units, and performance share units.
3.04         Benefits
The Executive will be entitled to participate in applicable employee benefit plans as are in effect from time to time, subject to and in accordance with the terms and conditions of such plans.
3.05         Fund Your Future Program
The Company offers opportunities to contribute to a long term savings plan and to purchase Company stock via payroll deduction. If you are eligible to participate, the Company matches employee contributions in accordance with the plan provisions. Please review the applicable plans as eligibility and enrollment requirements vary. The Company reserves the right to alter these programs in whole or in part at any time without advance notice.
3.06         Leadership Development
We stand for personal development. We believe in creating the conditions for mindful performance to inspire people to design a life they love. You will have resources at your fingertips to embark on a development journey that will allow you to grow in all aspects of your life and show up as your fully expressed self.
3.07         Plan documents and right to change

(1)Some of the compensation and benefit plans and programs referred to in this offer are governed by insurance contracts and other plan or policy documents, which will in all cases govern.
(2)The Company reserves the right to amend, change or terminate any or all of its plans, programs, policies and benefits at any time for any reason without notice to the Executive, including without limitation bonus, commission, benefit, or compensation plans and programs.
3.08         Vacation
The Executive will be entitled to four (4) weeks paid vacation each year. Such vacation entitlement will be pro-rated for any part of a year. The Executive will take such vacation at times having regard to the best interests of the Company. Except as may be required by applicable employment standards legislation, the Executive will lose the entitlement to unused vacation and the Executive agrees that any unearned advanced vacation may be deducted from the Executive’s final pay should the Executive’s employment with the Company end for any reason.
3.09         Expenses
The Company will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by the Executive in the course of the Executive’s employment with the Company, in accordance with the Company’s expense reimbursement policy in effect as at the date the Executive incurs any such expenses. The Executive will provide the Company with appropriate statements and receipts verifying such expenses as the Company may require.
ARTICLE 4 - EXECUTIVE’S COVENANTS
4.01         Full Time Service
The Executive will devote all of the Executive’s time, attention and effort to the business and affairs of the Company, will well and faithfully serve the Company and will use the Executive’s best efforts to promote the interests of the Company and its Affiliates. The Executive will not engage in other employment or consulting work while employed by the Company.
4.02         Duties and Responsibilities
In the performance of the Executive’s duties, the Executive agrees to give the Company the full benefit of the Executive’s knowledge, expertise, skill and ingenuity and to exercise the degree of care, diligence and skill that a prudent executive would exercise in comparable circumstances.
4.03         Policies, Rules and Regulations
The Executive will be bound by and will faithfully observe and abide by all of the policies, rules and regulations of the Company from time to time in force which are applicable to senior executives of the Company and which are brought to the Executive’s notice or of which the Executive should reasonably be aware including but not limited to the Company’s Code of Business Conduct.
4.04         Conflict of Interest

(1)The Executive will not, during the Executive’s employment with the Company, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the business of the Company or the Executive’s duties.
(2)The Executive will refrain from any situation in which the Executive’s personal interest conflicts or may appear to conflict with the Executive’s duties to the Company or the interests of the Company. The Executive agrees that if there is any doubt in this respect, the Executive will inform the CEO and obtain written authorization.
4.05         Business Opportunities:
During the Executive’s employment, the Executive will communicate to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the business of the Company. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding any subsequent termination of the Executive’s employment.
4.06         Restrictive Covenants
The Executive agrees to be bound by the terms and conditions of the Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) between the Company and the Executive, a copy of which is attached to this Agreement as Schedule A and is incorporated by reference and deemed to be a part of this Agreement.
4.07         Pre-existing Obligations
The Executive is hereby requested and directed by the Company not to disclose confidential or proprietary information of any kind belonging to the Executive’s former employer or any other person. The Company is not employing the Executive to obtain the confidential information business information, intellectual property or business opportunities of the Executive’s former employer or any other person.
4.08         Anti-bribery
During the Executive’s on-boarding and employment the Executive will be required to read and comply with the Company’s Handbook. The Handbook provides additional details regarding the Executive’s employment, employee discounts, personal accountability, integrity (regarding hours worked), yoga benefits, the Code of Business Conduct (including policies related to gifts and entertainment and prohibiting bribes) and other benefits and time off programs. Failure to follow any of the Company’s policies may lead to immediate termination of employment. Additional information and resources are on youlu, including the Company's policies on accessibility and accommodation for employees with disabilities, which is available following the Executive’s first day of work. If you have any questions or require assistance in accessing any Company policies as a result of a disability, please contact your People Potential Partner.
4.09         Stock Ownership Guidelines
The Executive acknowledges that she has received a copy of the Company’s Stock Ownership Guidelines and acknowledges and agrees to the Guidelines, as currently stated and as may be amended from time to time.
4.10        Confidential Information

(1)The Executive acknowledges and agrees that the Executive shall not acquire any right, title or interest in or to the Confidential Information.
(2)At all times during and subsequent to the termination of the Executive’s employment with the Company, the Executive:
(a)will not use, copy or reproduce the Confidential Information except as may be reasonably required for the Executive to perform the Executive’s duties for the Company, and the Executive will not directly or indirectly use, disseminate or disclose any Confidential Information for the Executive’s own benefit or the benefit of any other person or entity; and
(b)the Executive you will take all necessary precautions against unauthorized disclosure of the Confidential Information.
(3)If the Executive is requested or ordered by law to disclose any Confidential Information, the Executive will advise the Company forthwith of such request or order and provide to the Executive all information concerning such request or order and the opportunity for the Company to object or intervene, prior to making any disclosure of Confidential Information.
ARTICLE 5 - TERMINATION
5.01Termination by the Company
The Company may terminate the Executive’s employment with the Company at any time by giving notice in writing to the Executive and stipulating the last day of employment (the “Termination Date”).
5.02Termination by the Executive
The Executive may terminate the Executive’s employment with the Company at any time by giving the Company thirty (30) days’ notice in writing (the “Notice of Resignation Period”). The Company may waive such notice, in whole or in part, in which case the Executive shall only be entitled to (i) payment of the Executive’s Base Salary for the period from the effective date of the waiver of the Notice of Resignation Period to the end of the Notice of Resignation Period; (ii) continued group benefit coverage under Section 3.04 subject to and in accordance with the terms and conditions of the applicable plans, for the period ending the last day of the Notice of Resignation Period; (iii) the value of the pro-rated vacation leave with pay for that portion of the calendar year up to the end of the Notice of Resignation Period, and (iv) any payments or entitlements under the Bonus Plan that the Executive would otherwise receive during the Notice of Resignation Period, and (v) any other entitlements (if any) required by the minimum standards of applicable employment standards legislation.
5.03Payments on Termination Without Cause
(1)If the Executive’s employment with the Company is terminated by the Company without Cause, the Executive will be entitled to the following payments and benefits:
(a)Accrued Compensation. The Company will pay the Executive’s Base Salary accrued and unpaid up to and including the Termination Date, as well as accrued and unpaid vacation pay.
(b)Bonus Compensation. Except as required by the minimum standards of applicable employment standards legislation, the Executive shall not receive any bonus payment whatsoever pursuant to Section 3.02 of the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of this Agreement or at law.
(c)Restricted Share Units, Performance Share Units and Stock Options. The Executive’s rights regarding any Restricted Share Units, Performance Share Units or stock options from the Company will be governed by the terms of the Plan and the applicable plans, agreements policies of the Company, including without limitation the Plan.

(d)Notice. The Executive will be entitled to the greater of:
(i)Fifteen (15) months’ written notice or payment of Base Salary (at the rate in effect as of the date of termination) in lieu of notice, or any combination thereof at the Company’s discretion, or
(ii)the minimum notice or payment, or combination of notice and payment, required by applicable employment standards legislation (including without limitation severance pay or benefit continuance if required by such legislation).
Except to the minimum extent otherwise required by applicable employment standards legislation, any Base Salary in lieu of notice given under this section 5.03(d)(i) may be paid by way of continuing payment of the Executive’s Base Salary on regular paydays for any period in which Base Salary in lieu of notice is payable.
(e)RCA and Release Any amounts owing to the Executive pursuant to Section 5.03(d) that are above the minimum amounts required to be paid pursuant to the Employment Standards Act (British Columbia) shall be forfeited if the Executive:
(i)fails to comply with the Restrictive Covenant Agreement, or
(ii)fails or refuses to execute a full general release in a form acceptable to the Company releasing all claims, known or unknown that the Executive may have against the Company arising out of or any way related to the Executive’s employment or termination of employment with the Company.
(f)Fair and Reasonable. The parties agree that the provisions of Section 5.03 are fair and reasonable and that the amounts payable by the Company to the Executive’s - benefit pursuant to Section 5.03 are reasonable.
(g)No Other Payments or Benefits. Executive acknowledges and agrees that, other than any other minimum entitlements required by the minimum standards of applicable employment standards legislation, the foregoing arrangements fully satisfy the Company’s obligations to the Executive in relation to the termination of the Executive’s employment and that upon termination of the Executive’s employment in compliance with this Section 5.03, except as required by the minimum standards of applicable employment standards legislation, the Executive will have no further entitlement to any statutory, common law or contractual payments or benefits in relation to the termination of this Agreement and the Executive’s employment hereunder, other than to enforce the terms of this Agreement and remedy any breach thereof by the Company.

5.04Payments on Termination by Company for Cause
If the Executive’s employment with the Company is terminated by the Company for Cause, the Executive will only be entitled to receive the following compensation:
(a)Accrued Base Salary. The Company will pay the Executive’s Base Salary accrued but unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time the notice of termination is given.
(b)Accrued Expenses. The Company will reimburse the Executive for any business expenses reasonably incurred by the Executive up to and including the Termination Date in accordance with the Company's normal expenses policy applicable to the Executive at that time.
(c)Bonus Compensation. The Executive shall not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of the Agreement.
(d)Restricted Share Units, Performance Share Units and Stock Options. The Executive’s rights regarding any Restricted Share Units, Performance Share Units or stock options from the Company will be governed by the terms of the Plan and the applicable plans, agreements policies of the Company, including without limitation the Plan.

5.05Fair and Reasonable
The Executive acknowledges and agrees that the payments and/or benefits pursuant to this Article 5 will be in full satisfaction of all terms or requirements regarding termination of the Executive’s employment, including without limitation common law notice of termination or compensation in lieu of such notice and compensation for length of service and any other entitlement pursuant to the British Columbia Employment Standards Act as amended from time to time. Except as expressly provided in this Article 5, or as required by the minimum standards of applicable employment standards legislation, the Executive will not be entitled to any termination payments, damages, or compensation whatsoever, notwithstanding any changes in the terms and conditions of the Executive’s employment which may occur in the future, including any change in position, duties or compensation.
5.06Return of Property
Upon termination of the Executive’s employment with the Company, the Executive will deliver or cause to be delivered to the Company promptly all books, documents, money, securities or other property of the Company that are in the possession, charge, control or custody of the Executive, without retaining any copies or records of any Confidential Information whatsoever.
5.07Resignation as Director and Officer
Upon any termination of the Executive’s employment under this Agreement, the Executive will be deemed to have resigned as a director and officer of all Affiliates of the Company contemporaneously with the date of termination of the Executive’s employment for any reason and will immediately, on request of the Company, sign forms of resignation indicating – the Executive’s resignation as a director and officer of the

Company and any Affiliates of the Company and of any other entities of which the Executive occupies similar positions as part of or in connection with the performance by the Executive of the duties under this Agreement, if applicable.

5.08Provisions which Operate Following Termination
Notwithstanding any termination of the Executive’s employment under this Agreement for any reason whatsoever and with or without cause, all provisions of this Agreement necessary to give efficacy thereto, including without limitation the Restrictive Covenant Agreement attached as Schedule A, will continue in full force and effect following such termination.
ARTICLE 6 - MISCELLANEOUS
6.01Deductions
The Company will deduct all statutory deductions and any amounts authorized by the Executive from any amounts to be paid to the Executive under this Agreement.
6.02Entire Agreement
This Agreement, including the Schedules to this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement and any rights which the Executive may have by reason of any such prior agreements. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.
6.03Severability
If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.
6.04Amendments and Waivers
No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.
6.05Notices
Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail, or by electronic means of communication addressed to the recipient as follows:

To the Company:
lululemon athletica canada inc.
1818 Cornwall Avenue
Vancouver, BC
V6J 1C7
Attention: VP, Legal & Corporate Secretary
Email: legalnotices@lululemon.com
To the Executive:
Meghan Frank

or such other address, individual or electronic communication number as may be designated by notice given by either party to the other.
6.06Equitable Remedies
The Executive hereby acknowledges and agrees that a breach of the Executive’s obligations under this Agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by the Executive, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.
6.07Governing Law
This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

6.08Attornment
For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of British Columbia. The courts of competent jurisdiction located in Vancouver, British Columbia will have jurisdiction to entertain any action arising under this Agreement and the Company and the Executive each hereby attorns to the courts of competent jurisdiction located in Vancouver, British Columbia.
Yours truly,
lululemon athletica inc.

By:	/s/ CALVIN MCDONALD
Calvin McDonald, Chief Executive Officer

/s/ MEGHAN FRANK
Meghan Frank

November 19, 2020
Date
/wit1/

SCHEDULE A
RESTRICTIVE COVENANT AGREEMENT
This agreement (the “Agreement”) is made and entered into as of this 18th day November, 2020 between lululemon athletica inc. (the “Company” or “lululemon”) and Meghan Frank (the “Employee”).
IN ACCORDANCE WITH the letter of employment between the Company and the Employee dated November 18, 2020 (the “Employment Agreement”) and the terms and conditions of employment set out therein;
AND IN CONSIDERATION OF the payment of good and valuable consideration by the Company to the Employee as set out in the Employment Agreement, the receipt and sufficiency of which is hereby acknowledged, the Employee covenants, warrants and agrees as follows:
ARTICLE 1 - DEFINITIONS
In this Agreement,
1.1“affiliate” has the same meaning as in the Canada Business Corporations Act.
1.2“Confidential Information” means information disclosed to or known by the Employee as a consequence of or through the Employee’s employment with the Company about the Company’s or any of its affiliates’ products, operations, research, processes or services, including but not limited to all Company Innovations (as defined below), information relating to research, development, inventions, copyrights, patents, industrial designs, licences, manufacture, production, distribution, purchasing, accounting, financing, engineering, marketing, merchandising, selling, and other technical or business information or trade secrets of the Company or any of its affiliates, or about any of the Company’s or any of its affiliates’ customers, suppliers, vendors or business affiliates and also includes any information that the Company has received from others that the Company is obligated to treat as confidential or proprietary, but Confidential Information does not include information which is or becomes generally available to the public without the Employee’s fault or which the Employee can establish, through written records, was in the Employee’s possession prior to its disclosure to the Employee as a result of the Employee’s work for the Company.
ARTICLE 2 - ASSIGNMENT OF INNOVATIONS
2.1The Employee will make prompt and full disclosure to the Company, and will assign and hereby assigns exclusively to the Company, all of the Employee’s right, title and interest throughout the world, including all trade secrets, patent rights, industrial designs, copyrights and all other intellectual property rights therein, in and to any and all innovations, inventions, concepts, know-how, processes, devices, ideas, techniques, systems, discoveries, designs, developments, improvements, copyrightable material and trade secrets, whether patentable or not (collectively “Innovations”) that the Employee, solely or jointly, may conceive, develop or reduce to practice during the Employee’s employment by the Company or which result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Company (a “Company Innovation”). The Employee further agrees to cooperate fully at all times during and subsequent to the Employee’s employment with respect to signing further documents and doing such acts and other things reasonably requested by the

Company to confirm such assignment of ownership of rights, including intellectual property rights, effective at or after the time the Company Innovation is created and to obtain patents, industrial designs, or copyrights or the like covering the Company Innovations. The Employee agrees that the obligations in this Section shall continue beyond the termination of the Employee’s employment with the Company.
2.2The Employee agrees that the Company, its assignees and their licensees are not required to designate the Employee as the author of any Company Innovations. The Employee hereby waives in whole all moral rights which the Employee may have in the Company Innovations, including the right to the integrity of the Company Innovations, the right to be associated with the Company Innovations, the right to restrain or claim damages for any distortion, mutilation or other modification of the Company Innovations, and the right to restrain use or reproduction of the Company Innovations in any context and in connection with any product, service, cause or institution.
2.3Exhibit A (“Prior Innovations”), which is attached hereto and incorporated by this reference, is a list describing all Innovations belonging to the Employee and made by the Employee, alone or jointly with others, prior to the Employee’s employment with the Company that the Employee wishes to have excluded from this Agreement (“Prior Innovations”). If there is no list on Exhibit A, the Employee represents that there are no Prior Innovations. If in the course of the Employee’s employment with the Company, the Employee uses or incorporates into a Company product, process, or machine an Innovation owned by the Employee or in which the Employee has an interest, the Company is hereby granted and shall have an exclusive, royalty-free, fully-paid, perpetual, irrevocable, transferable, worldwide license, with the right to grant sublicenses, to make, have made, use, sell, offer to sell, import, copy, reproduce, modify, create derivative works from, distribute, and display that Innovation without restriction as to the extent of the Employee’s ownership or interest. Notwithstanding the foregoing, the Employee agrees that the Employee will not incorporate, or permit to be incorporated, any Innovation owned by the Employee or any third party into any Company Innovation without the Company’s prior written consent.
2.4The Employee will execute any proper oath or verify any proper document in connection with carrying out the terms of this Agreement. If, because of the Employee’s mental or physical incapacity or for any other reason whatsoever, the Company is unable to secure the Employee’s signature to confirm assignment of ownership of rights, including intellectual property rights, or to apply for or to pursue any application process concerning Innovations assigned to the Company as stated above, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact, to act for the Employee and on the Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of all appropriate procedures thereon with the same legal force and effect as if executed by the Employee.
2.5The Employee will testify at the Company’s request and expense in any interference, litigation, or other legal proceeding that may arise during or after the Employee’s employment.
2.6This Article 2 (Assignment of Innovations) shall be construed to apply to all Company Innovations with which the Employee is involved from this date forward, as well as all Company

Innovations with which the Employee has been involved since the Employee’s employment with the Company began.
ARTICLE 3 - NON-DISPARAGEMENT
3.1The Employee undertakes and covenants that the Employee will permanently refrain from directly or indirectly disclosing, expressing, publishing or broadcasting, or causing to be disclosed, expressed, published or broadcast, or otherwise disseminated or distributed in any manner, in the Employee’s own name, anonymously, by pseudonym or by a third party, to any person whatsoever, any comments, statements or other communications (the “Statements”), which a reasonable person would regard as reflecting adversely on the character, reputation or goodwill of the Company or any of its affiliates or any of its or their employees, officers, directors, investors, shareholders or agents, or which a reasonable person would regard as reflecting adversely on any aspect of their business, products, or services, and without limiting the generality of the foregoing, Statements shall not be made by means of oral communications, press releases, articles, letters, telephone calls, telephone messages, e-mail messages, or in postings on the Internet on websites, or to newsgroups or to list servers.
ARTICLE 4 - NON-COMPETITION AND NON-SOLICITATION
4.1For the purposes of this Agreement:
(a)“Competing Business” means any business engaged in the design, manufacture, distribution or sale of athletic apparel or accessories similar to or competitive with the products of the Company or any of its affiliates which are sold or intended for sale in any part of the Territory. For illustration only, as of the date of this Agreement, Competing Business includes, but is not limited to, Athleta, Nike, Under Armour, Adidas, Lucy, Zhoba, Kit & Ace, Sweaty Betty and Outdoor Voices.
(b)“Territory” means Canada, the United States of America, Australia, New Zealand, United Kingdom, Hong Kong and China.
4.2The Employee covenants that during the term of the Employee’s employment with the Company and for a period of twelve (12) months (the “Non-Competition Period”) following the termination of the Employee’s employment for any reason, including without cause or by resignation, the Employee will not, directly or indirectly, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or engage in, any Competing Business. Notwithstanding the foregoing, the Employee may hold up to five percent (5%) of the outstanding securities of any class of publicly-traded securities of any company.
4.3The Employee covenants that during the term of the Employee’s employment with the Company and for a period of twelve (12) months (the “Non Solicitation Period”) following the termination of the Employee’s employment for any reason, including without cause or by resignation, the Employee will not, directly or indirectly, whether individually or in conjunction with any other person or entity:
(a)influence or attempt to influence, or solicit or attempt to solicit, any consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or any of its affiliates; or
(b)solicit for employment, employ or retain (or arrange to have any other person or entity employ or retain) any person who is at such time employed or retained by the Company or any of its affiliates, or has been employed or retained by the Company or any of its affiliates, within the preceding twelve (12) months.
4.4The Company has the option, in its sole discretion, to reduce all or a portion of the Territory, the Non-Competition Period or the Non Solicitation Period, or to limit the definition of Competing Business, by giving the Employee written notice at any time.
ARTICLE 5 - MISCELLANEOUS
5.2The Employee acknowledges and agrees that the covenants and obligations under Article 4 of this Agreement are fair, reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests.
5.2The Employee acknowledges and agrees that the decision of the Company to enter into an employment relationship with the Employee is based in substantial part upon the Employee’s covenants contained in Article 4, and that the calculation of damages for a breach of any of the covenants contained in Article 4 may be difficult or impossible. If the Employee breaches any of the covenants contained in Article 4, and without precluding the Company from seeking any other remedy to which it may lawfully be entitled for such breach, the Employee agrees that the Company shall be entitled, as a matter of right, and without the posting of any bond or security by the Company, to the following judicial relief:
(a)an order for specific performance of these covenants;
(b)an interim, interlocutory and permanent injunction to prevent the Employee from breaching or further breaching any of these covenants; and
(c)an award of special costs of any such court application against the Employee.
The Employee further covenants and agrees not to oppose the granting of any such judicial relief and hereby waives any and all defenses to the strict enforcement of this Agreement and such judicial relief.
5.3The Employee further acknowledges and agrees that the covenants and restrictions contained in Article 4 will not prevent the Employee from seeking gainful employment or otherwise unduly restrict the Employee’s ability to earn a livelihood and the Employee has entered into this agreement with full knowledge of the meaning and effect of this Agreement.
5.4Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity shall not affect the validity of the remainder of this Agreement which shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

5.5This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia (excluding its conflict of laws rules).
5.6This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.
5.7The Employee acknowledges that it was recommended to the Employee by the Company that the Employee obtain independent legal advice before executing this Agreement and that the Employee has been afforded an opportunity to do so.
IN WITNESS WHEREOF the parties have executed this Agreement.
lululemon athletica canada inc.

Per:	/s/ CALVIN MCDONALD
Calvin McDonald, Chief Executive Officer

November 19, 2020
Date

/s/ MEGHAN FRANK
Meghan Frank

November 19, 2020
Date

EXHIBIT A
PRIOR INNOVATIONS
To: lululemon athletica canada inc. (“Company”)
The following is complete list of all works and inventions relative to the subject matter of the Employee’s service as an employee of the Company that the Employee created prior to the Employee’s employment by the Company:
[ ] No works and inventions.
[ ] See below.
______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

[ ] Additional sheets attached.

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